Exhibit 10.5

SECURITY AGREEMENT

This Security Agreement made and entered into this 30th day of April, 2012, between WILLIAM L. SHREWSBURY of 9413 Collier Road, Catlettsburg, KY 41129 (“Lender”) and TX HOLDINGS, INC., a Georgia corporation authorized to do business in and doing business in the Commonwealth of Kentucky, of 12080 Virginia Boulevard, Ashland, KY 41102 (“Debtor”).

WITNESSETH:

WHEREAS, by resolution of the Board of Directors of Debtor approved December 10, 2011, Debtor has requested that Lender provide certain financing to Debtor to be secured by the granting of a security interest in Debtor’s assets, and

WHEREAS, Lender has provided certain financing in consideration of Debtor’s agreement to grant a security interest in Debtor’s assets to secure the debt arising from Lender’s providing said financing; and

WHEREAS, Lender has to date loaned the following sums to Debtor:

$100,000	on	December 12, 2011

$100,000	on	December 16, 2011

$200,000	on	December 29, 2011

$200,000	on	January 6, 2012

$150,000	on	January 20, 2012

$ 2,000	on	February 27, 2012

$ 10,000	on	February 28, 2012

$150,000	on	March 26, 2012

$150,000	on	April 10, 2012

for a total of ONE MILLION SIXTY-TWO THOUSAND and NO/100 DOLLARS ($1,062,000.00); and

WHEREAS, Debtor may request that Lender make additional advances to Debtor and Lender may choose to make additional advances to Debtor in accordance with the Revolving Promissory Demand Note (“Note”) of even date:

NOW, THEREFORE, for the purpose of further documenting the granting of the security interest in and to the Debtor’s assets, and for other valuable consideration, the receipt and sufficiency of which is acknowledged, and in consideration of Lender’s having extended certain financial accommodations to Debtor, and to induce Lender, at his option, to extend additional financial accommodations to or for the account of Debtor, with or without additional security, Debtor has executed the Note of even date payable to Lender; and, as security for the obligations of Debtor under said Note of even date herewith, and under this Security Agreement, Debtor hereby grants to Lender a security interest in and a continuing security interest in: all money, goods, equipment, inventory, instruments, securities, documents, chattel paper, accounts, accounts receivable, proceeds, advance payments, general intangibles, credits, bank accounts, deposits, claims, demands and any other property, rights and interests of Debtor, including the proceeds, products and accessions of the same, owned by Debtor or in which Debtor has an interest or in which Debtor hereafter acquires an interest. The right is granted to Lender, at his discretion, to file one or more financing statements under the Uniform Commercial Code of the Commonwealth of Kentucky naming Debtor as debtor and Lender as secured party, and indicating in the statement the types or describing the items of security specified in this agreement. Without the prior written consent of Lender, Debtor shall not file or authorize or permit to be filed in any jurisdiction any such financing or like statement in which Lender is not named as the sole secured party. Lender shall not be required to take any action to preserve any rights against prior parties to any of the security.

1.	REMEDIES ON DEFAULT

In the event of default under this Security Agreement, the Note, or any other obligation of Debtor to Lender, Debtor shall, at the request of Lender, assemble the security at such place or places as Lender designates in his request. Lender shall have the rights and remedies with respect to the security of a secured party under the Uniform Commercial Code of Commonwealth of Kentucky and all other applicable law. In addition, with respect to the security, or any part of the security, that shall then be or shall subsequently come into the possession or custody of Lender or any of his agents, Lender may sell or cause to be sold, in one or more sales or parcels, at such price as Lender may deem best and for cash or on credit or for future delivery, without assumption of any credit risk, all or any of the security (including any further collateral furnished under Section B), at public or private sale, without demand of performance or notice of intention to sell or of time or place of sale (except such notice as is required by applicable statute and cannot be waived), and Lender or any other person may be the purchaser of any or all of the security so sold and subsequently hold the same absolutely, free from any claim or right of whatsoever kind, including any equity of redemption, any such demand, notice or right and equity being waived and released. Lender shall be deemed to have possession of any of the security in transit to or set apart for it, or to or set apart for any of his agents.

2.	FURTHER COLLATERAL

Debtor shall be obligated, on demand, to furnish such further collateral or to make such payments on account of Debtor’s liabilities under this Security Agreement as Lender shall request. Lender will hold such further collateral as a part of the security for the obligations secured by this instrument, and Debtor shall remain liable for the amount of the guaranteed obligations, and the interest on the same and costs and expenses.

This instrument has been executed at the place and on the date first above mentioned.

LENDER:

WILLIAM L. SHREWSBURY

/s/ William L. Shrewsbury
William L. Shrewsbury

DEBTOR:

TX HOLDINGS, INC., a Georgia
corporation

By	/s/ Richard Novack
Richard Novack
Its President